Exhibit 99.1

MAXTOR CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 27,	December 28,
	2003	2002

ASSETS
Current assets:
Cash and cash equivalents	$490,766	$306,444
Restricted cash	40,023	56,747
Marketable securities	43,567	87,507
Restricted marketable securities	41,232	—
Accounts receivable, net	493,451	363,664
Inventories	218,384	175,545
Prepaid expenses and other	52,417	33,438

Total current assets	1,379,840	1,023,345
Property, plant and equipment, net	328,258	364,842
Goodwill and other intangible assets, net	899,172	960,849
Other assets	15,548	11,798

Total assets	$2,622,818	$2,360,834

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings, including current portion of long-term debt	$79,487	$41,042
Accounts payable	688,167	642,206
Accrued and other liabilities	453,056	471,750
Liabilities of discontinued operations	4,242	11,646

Total current liabilities	1,224,952	1,166,644
Deferred taxes	196,455	196,455
Long-term debt	343,201	206,343
Other liabilities	189,059	199,071

Total liabilities	1,953,667	1,768,513
Total stockholders’ equity	669,151	592,321

Total liabilities and stockholders’ equity	$2,622,818	$2,360,834

MAXTOR CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)

	Three months ended		Nine months ended

	September 27,	September 28,	September 27,	September 28,
	2003	2002	2003	2002

Net revenues	$1,065,531	$819,716	$2,915,323	$2,741,166
Cost of revenues	883,106	762,187	2,411,805	2,510,481

Gross profit	182,425	57,529	503,518	230,685
Operating expenses:
Research and development	88,172	94,095	259,051	301,205
Selling, general and administrative	33,875	34,754	96,774	111,424
Amortization of goodwill and other intangible assets	20,562	20,562	61,686	61,686
Restructuring charge	—	9,495	—	9,495

Total operating expenses	142,609	158,906	417,511	483,810

Income (loss) from continuing operations	39,816	(101,377)	86,007	(253,125)
Interest expense	(8,966)	(7,133)	(22,713)	(20,241)
Interest and other income	1,197	2,944	3,983	8,349
Other gain (loss)	(951)	623	(863)	2,200

Income (loss) from continuing operations before income taxes	31,096	(104,943)	66,414	(262,817)
Provision for income taxes	1,209	527	2,923	1,333

Income (loss) from continuing operations	29,887	(105,470)	63,491	(264,150)
Income (loss) from discontinued operations	—	(58,141)	—	(73,501)

Net income (loss)	$29,887	$(163,611)	$63,491	$(337,651)

Net income (loss) per share — basic
Continuing operations	$0.12	$(0.44)	$0.26	$(1.11)
Discontinued operations	$—	$(0.24)	$—	$(0.31)

Total	$0.12	$(0.68)	$0.26	$(1.42)

Net income (loss) per share — diluted
Continuing operations	$0.12	$(0.44)	$0.26	$(1.11)
Discontinued operations	$—	$(0.24)	$—	$(0.31)

Total	$0.12	$(0.68)	$0.26	$(1.42)

Shares used in per share calculation
-basic	241,618,230	240,177,574	242,135,752	238,413,709
-diluted	252,343,682	240,177,574	248,358,269	238,413,709